SMITH BARNEY MUNICIPALS FUND, INC.
                          10F-3 REPORT
              May 1, 1997 through October 31, 1997



               Trade                                   Purchase
% of
Issuer              Date      Selling Dealer      Amount
Price          Issue

Pennsylvania Turnpike    8/6/98         Raymond James
$500,000  $93.261        1.07%
5.00% due 12/1/2027

Connecticut G.O.         10/29/98       Roosevelt & Cross
1,000,000 105.440        0.86
5.25% due 10/15/2013